Exhibit 10.1

LICENSE AND DISTRIBUTION AGREEMENT

THIS LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”) is effective as of the 4th day of October, 2010 (the “Effective Date”) by and between P.J. Noyes Company,  Inc., a New Hampshire corporation, with its principal offices located at 89 Bridge Street, Lancaster, New Hampshire  03584 (“LICENSOR”) and Span-America Medical Systems, Inc., a South Carolina corporation, with its principal offices located at 70 Commerce Center, Greenville, South Carolina 29615 (“LICENSEE”).

WHEREAS, LICENSEE desires to obtain a license from LICENSOR and LICENSOR desires to grant LICENSEE a license to use the trademark and tradename Selan® to market and sell the Licensed Products (as hereinafter defined) in the Territory (as hereinafter defined);

NOW THEREFORE, in consideration of their mutual covenants, undertakings and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1. DEFINITIONS

1.1. "Confidential Information" means (a) written information marked confidential and oral information designated confidential and confirmed as such in writing delivered not later than ten (10) days after such disclosure, (b) the terms of this Agreement, (c) the customer/account lists of LICENSOR and LICENSEE and (d) marketing plans and materials of LICENSOR and LICENSEE, whether or not marked as confidential or confirmed as such in writing. Information that is generally available in the pertinent industry shall not be considered "Confidential Information."  Nor shall a party be required to treat as "Confidential Information":  (a) information that a party obtains on a non-confidential basis from a third party with the right to disclose it or (b) information that the party develops independently without the use of any "Confidential Information" or (c) information that a party is required to disclose by applicable law or legal process, provided the party whose information is being disclosed is given a reasonable opportunity to seek a protective order or otherwise reasonably limit disclosure.

1.2. “Inventory” means any and all remaining (i.e., on hand or in stock) Licensed Products.

1.3. “Licensed Products” means certain of the nonprescription medications in the Selan® line of skin and wound care products developed by LICENSOR as shown on Schedule 1, which schedule may be amended in writing from time to time by mutual consent of the parties, and any new products identified as a Licensed Product pursuant to Section 7.5 hereof.

1.4. “Mark” means the federal trademark on “SELAN,” registration number 0873974.

1.5. “Notice Address” means the addresses set forth for the parties at the beginning of this Agreement, or such other addresses as a party may hereafter designate to the other party by notice in compliance with this Agreement from time to time.  At no time shall LICENSEE have a Notice Address outside of the United States.

1.6. “Territory” shall be North America.

1.7. “Use” (or “Used,” “Uses” or “Using”) means (1) the placement of the Mark on the Licensed Products; and (2) the use of the Mark in the broadest sense of publication, that is any visual and oral form which to the average person would indicate that the Licensed Products are associated with the Mark, including, but not limited to, print media, labels, point of sale and showroom displays, signage, packaging, stationery, business cards and forms, and electronic media (including, without limitation, television, film, video tape, radio and the like) now known or hereafter devised, and the form and content of the subject matter associated with all the aforementioned;  and (3) all other uses of the Mark approved by LICENSOR in writing prior to the use.

2. TERM

2.1	Subject to the provisions of Article 10.1 (Termination), this Agreement shall continue in force until December 31, 2015 (the “Initial Term”).

2.2
Upon expiration of the Initial Term, the Term of this Agreement shall automatically renew for additional successive one (1) year periods, unless one of the parties hereto provides the other party with written notice stating an intention not to renew or to renegotiate part or all of the contract, and such notice is provided no fewer than six (6) months prior to the expiration of the then current Term.

3. GRANT OF LICENSE; APPOINTMENT OF DISTRIBUTOR

LICENSOR hereby grants to LICENSEE, and LICENSEE accepts, a nontransferable license to use the Mark to market and sell the Licensed Products in the Territory in accordance with the terms of  this Agreement (the “License”), which right to sell the Licensed Products shall be an exclusive right within the Territory.  LICENSOR hereby appoints LICENSEE and LICENSEE accepts such appointment as the exclusive distributor of the Licensed Products in the Territory for the Term of this Agreement.  Notwithstanding the foregoing, LICENSOR shall still be permitted to manufacture, package and distribute products similar to the Licensed Product.

4. LICENSE FEES AND  REBATES

4.1. LICENSE FEES:  In consideration of the License granted herein, LICENSEE shall pay to LICENSOR an annual license fee of Thirty Thousand and No/100 Dollars ($30,000.00), such amount to be paid upon January 1 of each year during the Term, including during any renewal period after the Initial Term.     If, during any calendar  year, LICENSEE purchases more than One Million Dollars ($1,000,000.00) worth of Licensed Products, then LICENSOR will rebate Ten Thousand Dollars ($10,000.00) to LICENSEE within 45 days after the end of that  year.  If, during any calendar  year, LICENSEE purchases more than One Million Three Hundred Thousand Dollars ($1,300,000.00) worth of Licensed Products, then LICENSOR will rebate Twenty Thousand Dollars ($20,000.00) to LICENSEE within 45 days after the end of that  year.    If, during any calendar  year, LICENSEE purchases more than One Million Six Hundred Thousand Dollars ($1,600,000.00) worth of Licensed Products, then LICENSOR will rebate Thirty Thousand Dollars ($30,000.00) to LICENSEE within 45 days after the end of that  year.  For purposes of calculating the rebate, it is understood that during the final quarter of any calendar  year, LICENSEE may not order more than One Hundred Fifty percent (150%) of its average quarterly dollar volume for the previous three quarters, unless it orders a like amount in the first quarter of the succeeding year.  All sales volumes are based on shipments made and invoiced by LICENSOR.  LICENSOR agrees to make its best efforts to produce and ship all orders on a timely basis in accordance with its normal production scheduling practices.

4.2. MINIMUM PURCHASES: Each year during the Term of this Agreement, LICENSEE shall purchase from LICENSOR and LICENSOR shall sell to LICENSEE for distribution a minimum quantity of Licensed Products (the “Minimum Purchase”) in the following amount:  During the Term, the Minimum Purchase shall be a wholesale value of Seven Hundred Thousand and No/100 Dollars ($700,000.00). The Licensed Products may be purchased at any time during the respective year, and the Minimum Purchase may be allocated in any manner among the various Licensed Products.  Subject to availability, LICENSEE may purchase amounts of Licensed Products that exceed the Minimum Purchase.  LICENSEE shall order the Licensed Products from LICENSOR using written purchase orders, the form of which shall be approved by LICENSOR.

4.3. PRICING:  For the first year after the Effective Date of this Agreement, the Licensed Products shall be priced for sale by LICENSOR to LICENSEE according to the prices listed in Schedule 1.  Thereafter, if LICENSOR sufficiently demonstrates that its costs associated with producing the Licensed Products have increased, LICENSOR and LICENSEE shall negotiate in good faith an increase in pricing of the Licensed Products charged LICENSEE by LICENSOR pursuant hereto.  LICENSEE shall have sole discretion to determine the prices at which it sells the Licensed Products to the distributees.  If LICENSEE changes the packing specifications for the Licensed Products, then LICENSOR shall change the prices for the Licensed Products to reflect the new costs of the new packaging material.

4.4. SHIPPING:  In absence of any breach hereof by LICENSEE, LICENSOR shall ship the Licensed Products as soon as commercially practicable upon order therefor by LICENSEE, and all orders shall be shipped by methods in accordance with industry standards.  All orders shall be FOB Lancaster, New Hampshire, and LICENSEE shall be responsible for all shipping charges.

4.5. PAYMENTS:  LICENSOR shall invoice LICENSEE for all amounts due and owing LICENSOR by LICENSEE upon shipment of each order, including the cost of shipping.  LICENSEE shall remit payment for each invoice within thirty (30) days of receipt of the respective goods by LICENSEE.

4.6.  FORECASTS AND SHIPMENTS DATA:  Beginning with the end of the calendar quarter following the Effective Date of this Agreement, and quarterly thereafter for the duration of this Agreement, LICENSEE will provide LICENSOR with one-year written forecasts of its demand for each S.K.U. that LICENSEE intends to order from LICENSOR during the succeeding year.  In order to facilitate the manufacturing planning process, during the entire Term of this Agreement, LICENSEE agrees to provide LICENSOR with daily access to its current inventory by S.K.U. and actual shipments by S.K.U.  The information to which access is provided to LICENSOR pursuant to this Section does not need to include customer identity information.

4.7  TAXES:  The purchase price does not include any federal, national, state or local sales use, ad valorem or similar taxes, which shall be solely LICENSEE's responsibility.

4.8  SHIPMENT:  RISK OF LOSS AND PASSAGE OF TITLE.  The prices charged for the Licensed Products ordered hereunder are F.O.B. the LICENSOR's principal place of business in Lancaster, New Hampshire, and transportation of the Licensed Products from such location is the responsibility of LICENSEE.  Title and risk of loss of, or damage to, the Licensed Products shall pass to LICENSEE upon the LICENSOR' s delivery of the Licensed Products to the carrier.  LICENSEE is responsible for the accuracy of all shipping instructions sent to the LICENSOR.  For non-standard shipments such as drop-shipments to multiple locations or exports, LICENSEE will provide the LICENSOR with bills of lading, shipping and export documents as required.

4.9  ACCEPTANCE.  LICENSEE or consignee shall inspect and accept all of the  Licensed Products within seven (7) days after delivery of the Licensed Products, whether delivered to LICENSEE's facility or elsewhere.  Unless LICENSEE notifies the LICENSOR in writing to the contrary within seven (7) days after the date of delivery, LICENSEE is deemed to have accepted the Licensed Products.

4.10  FORCE MAJEURE.  The LICENSOR shall not be held responsible for damages caused by delay or failure to ship ordered quantities of Licensed Products to LICENSEE when such delay or failure is due to fires, strikes, floods, acts of God, wars, riots, insurrections, lawful acts of public authorities, delays or defaults caused by common carriers or for acts beyond the control of the LICENSOR.  The delay or failure in performance excused by this Section shall be excused for so long as the causes of such excusable delay or failure exist.

4.11  INSURANCE OBLIGATIONS.  Each party hereto shall obtain products liability insurance providing coverage in the amount of at least Three  Million Dollars ($3,000,000) per occurrence and shall provide the other party hereto with a certificate of insurance evidencing such coverage.

5. COMPLIANCE WITH LAWS

5.1.  GENERAL:  All the Licensed Products shall be manufactured, sold, marketed, and advertised in compliance with all necessary governmental approvals and all applicable laws, rules and regulations, including, but not limited to, the Federal Food, Drug & Cosmetic Act, the Fair Packaging and Labeling Act, and the Consumer Protection Act, as well as all other applicable state or federal law and regulations (including, but not limited to, regulations promulgated by the Food and Drug Administration, the Federal Trade Commission, or any other applicable federal agency).

5.2.  REPRESENTATIONS AND COVENANTS OF LICENSOR:  LICENSOR hereby warrants and represents that it has all necessary governmental and other regulatory approvals for it to produce and distribute (itself or through a distributor) the Licensed Products without prescriptions and otherwise in the manner contemplated by this Agreement.  LICENSOR  represents and warrants that the Licensed Products are fit for use as skin and wound care medications, if used in accordance with LICENSOR’s packaging and labeling instructions.  LICENSOR further represents warrants and covenants that it has and will produce and test all Licensed Products in accordance with law and shall cause truthful labeling regarding contents and use to be affixed to the Licensed Products or in the packaging materials of the Licensed Products, along with any other disclosures required by law.

5.3.  REPRESENTATIONS AND COVENANTS OF LICENSEE:  LICENSEE hereby warrants, represents and covenants that it has all necessary governmental and other regulatory approvals for it to distribute and sell the Licensed Products without prescriptions in the Territory.  LICENSEE further warrants, represents and covenants that it will comply with all applicable regulations promulgated by all relevant governmental authorities in its marketing literature, sales and distribution methods, representations and marketing, labeling and packaging, sales and distribution and recordkeeping.

5.4.  REGULATORY AND CONSUMER COMPLAINTS:  LICENSEE shall immediately inform LICENSOR in writing of any material complaint by any consumer or governmental body relevant to the Licensed Products, and the status thereof.  LICENSOR shall move expeditiously to resolve any such complaint.

6. THE MARK AND INTELLECTUAL PROPERTY

6.1. OWNERSHIP RIGHTS DEFINED:   LICENSEE acknowledges the ownership of the Mark by LICENSOR, agrees that it will do nothing inconsistent with such ownership, and that all Use (and any other use thereof) of the Mark by LICENSEE and all good will developed therefrom shall inure to the benefit of and be on behalf of LICENSOR.  LICENSEE agrees that nothing in this Agreement shall give LICENSEE any right, title, or interest in the Mark other than the right to Use the Mark in accordance with this Agreement and LICENSEE agrees that it will not attack the title of LICENSOR to the Mark, the validity of the Mark, any rights of LICENSOR that may have arisen from this Agreement.

6.2. CONFIRMATION OF OWNERSHIP:  Whenever requested by LICENSOR, whether during the Term or thereafter, LICENSEE shall execute such documents or applications LICENSOR may deem necessary to confirm LICENSOR'S ownership of all its rights, to maintain the validity of the Mark and to obtain, or maintain any registration thereof.

6.3. TRADEMARK REGISTRATION:  LICENSOR shall maintain the trademark registration of the Mark in all countries within the Territory in which the Mark is registered as of the Effective Date.  In the event the Territory includes countries in which the Mark has not yet been registered, LICENSOR shall, upon request by LICENSEE and within a reasonably prompt period of time, obtain trademark registration of the Mark in such countries.  In the event the Mark is not registerable in a particular country within the Territory, the failure to obtain registration thereof shall not be deemed a breach hereof by LICENSOR.  LICENSEE will not register or attempt to register the Mark or any mark similar to the Mark or containing any aspect of any of the Mark in any jurisdiction.

6.4  FORMULA OF THE LICENSED PRODUCTS:  LICENSEE acknowledges the ownership of the formula of the Licensed Products by LICENSOR and acknowledges that such particular formula is a trade secret.  LICENSEE acknowledges that nothing in this Agreement shall give LICENSEE any right, title or interest in or to the formula and agrees that it will not attempt to reverse engineer any of the Licensed Products for the purposes of determining the formula or for any other purpose whatsoever.  LICENSEE acknowledges that LICENSOR will not divulge the formula to LICENSEE and LICENSEE acknowledges that it does not need to know such formula to perform its obligations and responsibilities hereunder.

7. MARKETING AND DISTRIBUTION

7.1. MARKETING:  LICENSOR shall provide LICENSEE with copies of all current marketing materials used and/or developed by LICENSOR in the marketing of the Licensed Products (the “Licensor Marketing Materials”). LICENSEE may not alter any legally required labeling and notices provided by LICENSOR on the Licensed Product or in the packaging materials of the Licensed Products, provided, however, LICENSEE may produce and distribute marketing materials in accordance herewith.  Subject to the foregoing requirement, LICENSEE may, but is not required to, use any or all of the Licensor Marketing Materials in its marketing of the Licensed Products in the Territory.  LICENSEE may develop its own marketing materials (the “Licensee Marketing Materials”) to use independently or in conjunction with the Licensor Marketing Materials, in its sole discretion, provided LICENSEE must include in the Licensee Marketing Materials, all disclosures or notices provided by LICENSOR as required under any applicable laws.

7.2. FOREIGN DISTRIBUTIONS: Any Licensed Product sold outside of the United States shall, in addition to the requirements listed in Article 5, above, be marked as required by the law and regulations of the country in which it is sold.  LICENSEE shall be responsible for compliance with the local laws of all foreign countries in the Territory regarding the marketing and distribution of the Licensed Products and all domestic laws regarding the export of Licensed Products (including, but not limited to, Chapter XIII of the Federal Food, Drug & Cosmetic Act).  To the extent that LICENSEE desires to expand its sales and distribution operations into a market not currently served by the LICENSOR with respect to sales of the Licensed Products, LICENSEE shall be solely and exclusively responsible for any and all non-recurring charges required for expansion into such new market including, but not limited to, any charges for new printing plates, labeling changes, conversion of packaging and label text into a foreign language, art work, die charges and any other such costs (the "Non-Recurring Charges").  If LICENSEE requires changes to the text or labeling or packaging in a market in which sales of the Licensed Products are already made, then it shall be responsible for all Non-Recurring Charges attributable to such change.  If a change in the text of the labeling or packaging of the Licensed Products is required by a governmental authority of a territory in which the Licensed Products are already sold, then LICENSOR shall bear the costs of the Non-Recurring Charges.  LICENSOR shall procure the packaging to be used for the Licensed Products in such new market into which LICENSEE is expanding sales of the Licensed Products, the cost of which shall be passed onto LICENSEE at the time that the Licensed Products are purchased by LICENSEE from LICENSOR.  To the extent that LICENSOR has procured the packaging materials to be used in the new expansion market, such purchase is to be based upon the market projections provided to it by LICENSEE.  If after six (6) months from the first shipment, the sales by LICENSEE in the new expansion market are less than the sales included in LICENSEE’s projections for sales in such market provided to LICENSOR, resulting in LICENSOR having excess packaging materials for such market, then LICENSEE shall be required to purchase such unused packaging materials from LICENSOR, with the purchase price for finished Licensed Products from LICENSOR to be subsequently reduced by the cost of such purchased packaging material.

7.3. PERMITTED DISTRIBUTEES:  LICENSEE may distribute the Licensed Products directly to members of the public for end use of the Licensed Products or to other distributors, including, but not limited to,  retail distributors, doctors’ offices and hospitals.

7.4. NON-PERMITTED DISTRIBUTEES: LICENSEE shall not sell the Licensed Products to any person or entity which LICENSEE knows, should have known, or had reason to believe would sell them outside the Territory or in a way that would ultimately lead to their sale outside the Territory.

7.5  NEW PRODUCTS:  LICENSEE AND LICENSOR shall work together using their best efforts in good faith to bring at least one new product to market each year during the Term.  Upon mutual written agreement of the parties hereto, such new product shall be included within the scope of “Licensed Products” as used herein.

7.6  QUARTERLY MEETINGS:  LICENSEE AND LICENSOR shall meet at least once per calendar quarter, either in person or by teleconference, to review sales of the Licensed Products and discuss plans for increasing such sales.

8. INFRINGEMENT

LICENSEE shall notify LICENSOR promptly of any actual or threatened infringements, imitations, or unauthorized use of the Mark or any patent held by LICENSOR with respect to the Licensed Products by third parties of which LICENSEE becomes aware. LICENSOR shall have the sole right, at its expense, to bring any action on account of any such infringements, imitations or unauthorized use, and LICENSEE shall cooperate with LICENSOR, as LICENSOR may reasonably request, in connection with any such action brought by LICENSOR.

9.  INDEMNIFICATION

9.1.  BY LICENSOR:

LICENSOR hereby agrees to indemnify, defend and hold LICENSEE, its successors and assigns, and its officers, directors, employees, agents and representatives (hereinafter individually and collectively referred to as "LICENSEE Corporate") harmless from and against any and all liabilities, claims, causes of action, suits, damages, including without limitation, suits for personal injury or death of third parties, and expenses, including reasonable attorneys' fees and expenses, for which LICENSEE may become liable or may incur or be compelled to pay as a result of (i) LICENSOR’S negligent performance of (or its failure to perform) its obligations or responsibilities hereunder, or (ii) LICENSOR’S breach of any of its covenants, representations and warranties under this Agreement, or (iii) any claim based upon allegations of negligence or strict liability, which are attributable to any act of LICENSOR, its officers, directors, employees, agents, representatives, or subcontractors, or (iv) claims of infringement of any intellectual property right as the result of LICENSOR’S actions or omissions; or (v) any recall of the Licensed Products resulting from defects or other problems with respect to the formula or formulation of the Licensed Products.  In the event there is a claim against LICENSEE for which indemnification from LICENSOR is sought hereunder, LICENSOR shall have the right to defend, settle or contest said claim, at LICENSOR'S sole discretion, so long as the exercise of such discretion does not adversely affect LICENSEE in a substantial manner and does not affect the Mark in any way.  This Article shall survive expiration or termination of this Agreement.

9.2  BY LICENSEE:

LICENSEE hereby agrees to indemnify, defend and hold LICENSOR, its successors and assigns, and its shareholders, officers, directors, employees, agents and representatives (hereinafter individually and collectively referred to as the “LICENSOR Indemnified Parties”) harmless from and against any and all liabilities, claims, causes of action, suits, damages including, but not limited to, suits for personal injury or death of third parties and expenses including, but not limited to, reasonable attorneys fees and expenses, for which any of the LICENSOR Indemnified Parties may become liable or may incur or be compelled to pay as a result of (i) LICENSEE’S negligent performance of (or its failure to perform) its obligations or responsibilities hereunder; or (ii) LICENSEE’S breach of any of its covenants, representations and warranties under this Agreement; or (iii) any claim based upon allegations of negligence or strict liability which are attributable to any act of LICENSEE, its officers, directors, employees, agents, representatives or subcontractors, or any recall of the Licensed Products resulting from defects or other problems with respect to the labeling of the Licensed Products, to the extent arising from changes in the labeling of the Licensed Products requested by LICENSEE.  In the event that there is a claim against any of the LICENSOR Indemnified Parties for which indemnification from LICENSEE is sought hereunder, LICENSEE shall have the right to defend, settle or contest said claim, at LICENSEE’S sole discretion, so long as the exercise of such discretion does not adversely affect LICENSOR in a substantial manner and does not affect the Mark in any way.  This Article shall survive expiration of termination of this Agreement.

10. TERMINATION

10.1. TERMINATION:  Subject to the continuing obligations arising from a breach hereof and those terms and obligations that survive cessation of this Agreement by the clear import of their language (including, but not limited to, Article 9. Indemnification, and Article 16. Confidentiality), this Agreement and all rights relevant thereto shall cease upon the earlier of termination, for whatever reason, or expiration, except that the exercise of any right of termination under this Article 10. shall not affect any rights which have accrued prior to termination and shall be without prejudice to any other legal or equitable remedies to which LICENSOR or LICENSEE may be entitled by reason of such rights.

10.1.1. BY LICENSOR; WITHOUT CURE:  LICENSOR shall have the right, but not the obligation, to terminate this Agreement effective immediately (without right to cure by LICENSEE) (1) upon LICENSEE'S receipt of written notice from LICENSOR in the event of any affirmative act of insolvency by LICENSEE; (2) upon the appointment of any receiver or trustee to take possession of the properties of LICENSEE; or (3) upon the winding-up, sale, consolidation, merger, or any sequestration by governmental authority of LICENSEE without prior approval of LICENSOR, or (4) upon the decision of a court of first impression having competent jurisdiction to enjoin LICENSEE'S unlawful use of the Mark or use of the Mark in a manner specifically denied in this Agreement, or adjudges such use to be violative of the trademark or other rights of any third party, (5) upon breach by LICENSEE of its obligations set forth in the Section 4.1 hereof, Section 4.2 hereof, Section 6 hereof, Section 9 hereof and Section 16 hereof.

10.1.2. BY LICENSOR; WITH CURE:  LICENSOR shall have the right, but not the obligation, to terminate this Agreement if any of the following events of default should occur (except to the extent such events of default are covered by Section 10.1.1. above) and, if susceptible of a cure, remain uncured upon the expiration of any applicable cure period following notice of the event of default to LICENSEE:  (1) breach of any of the terms or conditions of this Agreement by LICENSEE;  (2) any act or failure to act on the part of LICENSEE which action or omission is, in the reasonable opinion of LICENSOR, materially harmful to the Mark or the business of LICENSOR, or LICENSOR'S other licensees, or the brand.

10.1.3. BY LICENSEE; WITHOUT CURE:  LICENSEE shall have the right, but not the obligation, to terminate this Agreement effective immediately (without right to cure by LICENSOR) if any of the following events should occur:  (1) LICENSOR sells substantially all of its assets and the purchaser thereof fails to assume this Agreement in writing; (2) upon LICENSOR'S receipt of written notice from LICENSEE in the event of any affirmative act of insolvency by LICENSOR; (3) upon the appointment of any receiver or trustee to take possession of the properties of LICENSOR; or (4) upon the winding-up, or any sequestration by governmental authority of LICENSOR; or (5) upon the breach by LICENSOR of any obligations arising pursuant to Section 9 hereof or Section 16 hereof.

10.1.4. BY LICENSEE; WITH CURE:  LICENSEE shall have the right, but not the obligation, to terminate this Agreement if any of the following events of default should occur (except to the extent such events of default are covered by Section 10.1.3 above) and, if susceptible of a cure, remain uncured upon the expiration of any applicable cure period following notice of the event of default to LICENSOR:  (1) breach of any of the terms or conditions of this Agreement by LICENSOR;  (2) any act or failure to act on the part of LICENSOR which action or omission is, in the reasonable opinion of LICENSEE, materially harmful to the business of LICENSEE.

10.1.5. APPLICABLE CURE PERIODS. The applicable cure periods are as follows:  for payment and/or reporting events of default, ten (10) business days;  for all other applicable defaults which are capable of being cured, thirty (30) days.  If a breach is not capable of being cured, then termination shall become effective as of the date of notice.

10.2  Within ninety (90) days of written notification by either party pursuant to Section 2.2 of this Agreement that such party elects not to renew the Term beyond the then current Term, or upon  termination for any reason or expiration of this Agreement, whichever is sooner, LICENSEE shall provide  LICENSOR with LICENSEE's customer lists to whom the Licensed Products were sold in the previous two (2) years and the complete sales histories for such period for such customers, and such customer list and sales history shall not be deemed to be Confidential Information hereunder.

11. EFFECTS OF AND PROCEDURE ON TERMINATION

11.1. DISCONTINUE USE OF THE MARK:  Upon the expiration or termination of this Agreement and any permitted Winding-Up Period, LICENSEE agrees immediately to discontinue all Use of the Mark and copyrights of LICENSOR and any term, trademark or trade dress confusingly similar thereto. LICENSEE further agrees as set forth in Article 6. hereof that upon expiration or termination of this Agreement, that all rights in and to the Mark, the copyrights of LICENSOR and the good will connected therewith shall remain the property of LICENSOR.  LICENSEE acknowledges that any Use or use of the Mark or copyrights of LICENSOR by LICENSEE after the date that termination or expiration is effective, which shall be the date set forth in any notice of Termination or upon the expiration of any Winding Up Period, whichever is later, shall constitute an infringement of the Mark and/or copyrights of LICENSOR.

11.2. WINDING-UP PERIOD:  Upon the expiration or termination of this Agreement and subject to LICENSOR'S right to purchase the Inventory as set forth in Section 11.3. below, LICENSEE shall have a reasonable time, not to exceed ninety (90) days from the date of such termination or expiration, on a non-exclusive basis, in which to dispose of its Inventory, if any, according to all the terms and conditions of this Agreement (hereinafter "Winding-Up Period").  LICENSEE shall have no right to dispose of or otherwise deal in any Licensed Products or use tangible items bearing the Mark if it refuses to allow LICENSOR to exercise its rights under this Section 11.2.

11.3. LICENSOR'S RIGHT TO PURCHASE INVENTORY: Within ten (10) days after expiration or termination of this Agreement for any reason, LICENSEE shall prepare and forward to LICENSOR a statement containing the quantity and description of the then remaining Inventory (the “Inventory Statement”).  LICENSOR shall then, upon written notice given to LICENSEE not later than ten (10) days after receipt of the Inventory Statement, have the right and option, superior to any right of LICENSEE to a Winding-Up Period, to purchase any or all remaining Inventory at the lower of LICENSEE'S cost or fair market value, payable within thirty (30) days of delivery of the Inventory to LICENSOR or on such other terms as may be mutually agreeable to the parties.

12. RELATIONSHIP OF THE PARTIES

The relationship of LICENSEE to LICENSOR is that of an independent contractor and neither LICENSEE nor its agents or employees shall be considered employees or agents of LICENSOR.  This Agreement does not constitute and shall not be construed as consisting of a partnership or joint venture or grant of a franchise between LICENSOR and LICENSEE.  LICENSEE shall not have the right, nor shall it represent that it has the right, to bind LICENSOR to any obligations to third parties.

13. ASSIGNMENT & SUBLICENSE

ASSIGNMENT:  This Agreement may be assigned by LICENSOR but shall not be assignable or transferable by LICENSEE without the prior written consent of LICENSOR, and LICENSEE shall have no right to grant any sublicense without the prior written consent of LICENSOR.  All obligations of either party hereto shall be binding upon its successors and permitted assigns.

14. NOTICES

14.1. NOTICES: Any notice, demand, waiver, consent, approval or disapproval (collectively referred to as "notice") required or permitted herein shall be in writing and shall be given personally, by messenger, by air courier, by facsimile provided a confirmation copy is promptly sent by air courier or by prepaid registered or certified mail, with return receipt requested, addressed to the parties at their respective Notice Address.  Any notification of change in Notice Address (or agent appointed to accept all legal process at such Notice Address) shall be given not fewer than ten (10) days prior to the effective date of any such change.

14.2. A notice shall be deemed received on the date of receipt.

15. ARBITRATION

_______ LICENSEE’s Initials	________ LICENSOR’s Initials
(please initial here)

15.1. ARBITRATION:  Any controversy or claim arising under or in relation to this Agreement, or the breach thereof, or the relations between LICENSEE and LICENSOR (including without limitation any disputes relating to any claim or right conferred by any state, federal or local statute or ordinance) shall be finally settled by arbitration by a panel of three arbitrators (unless the amount in dispute is less than Twenty-Five Thousand Dollars ($25,000) in which case there shall be only one arbitrator) in the City of Manchester, New Hampshire, administered in accordance with the Rules of the American Arbitration Association, and any judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.2. ARBITRATION EXPENSES:  Any filing fee shall be paid by the party filing the claim.  Each party shall be responsible for that party’s own costs and expenses for arbitration. Expenses for witnesses for either side are to be borne by the party producing the witnesses.  All administrative fees for the arbitration and compensation expenses of the arbitrator shall be borne equally by the parties.

15.3. LIMITATION ON ARBITRATION REMEDIES:  The arbitrator’(s’) authority shall be limited to the resolution of the legal dispute between the parties.  The arbitrator(s) shall be bound by and shall apply the applicable law, including allocations of burdens of proof as well as substantive law.  There shall not be any limit on the remedies available in the arbitration pursuant to any applicable law regarding the limitation of remedies available in arbitration or which would render the obligation unenforceable.  But, to the extent permitted by applicable law and to the extent that limitations can be established without impairing the enforceability of the obligation to arbitration, the parties agree to the following limitation on the remedies that can be awarded by the arbitrator(s):  the arbitrator(s) shall have no power to extend this Agreement beyond its termination date, nor to order reinstatement or other continuation of the parties’ relationship after termination, nor to award punitive, consequential, multiple, incidental or any other damages in excess of the economic damages actually sustained by the claimant.  In no case shall the arbitrator(s) have authority to enlarge substantive rights or remedies available under existing law.  The arbitrator is not empowered to issue any award in excess of that provided in this Agreement, and, to the extent permitted by applicable law the parties hereby waive any rights they may have to any remedies other than those permitted by this Agreement.

16. CONFIDENTIALITY OF INFORMATION

16.1. CONFIDENTIAL INFORMATION:

16.1.1. LICENSEE and LICENSOR shall regard and preserve as confidential all Confidential Information related to the business of the other party which may be obtained by it from any source as a result of this Agreement or otherwise.  The parties agree that they shall not, and they shall cause their officers, directors, employees, representatives, agents, sub-licenses, and subcontractors, not to divulge, furnish or make Confidential Information accessible to anyone not expressly authorized to have access to the same by this Agreement or in writing by the respective proprietary party.  This provision shall survive the termination of this Agreement.

16.1.2. LICENSEE and LICENSOR shall confine and limit the use of all Confidential Information obtained from the other party, its designees, its licensees or its agents exclusively to the purposes permitted hereunder, and shall not use or adopt such Confidential Information for purposes other than as contemplated by this Agreement.

17. MISCELLANEOUS

17.1. HEADINGS: The headings contained in this Agreement are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this Agreement.

17.2. COMPLETE AGREEMENT & NO ORAL MODIFICATION: This Agreement is a complete statement of all agreements between the parties with respect to the subject matter hereof. Any amendment, modification, alteration, change or waiver must be in writing.

17.3. SEVERABILITY: If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby.

17.4. INCORPORATION BY REFERENCE:  The recitals, Schedules and Exhibits are hereby incorporated in this Agreement.  Paragraph and section headings are used solely for convenience and should not be given any weight in the interpretation of this Agreement.

17.5. WARRANTIES OF CORPORATE FITNESS: The parties each warrant the following:  (1) that the delivery of this Agreement has been duly authorized by all requisite corporate action of its company;  (2) that the execution and delivery of this Agreement does not violate its Articles of Incorporation or By-laws, or any contract or commitment to which it is a party or by which it is bound; and (3) that it is not a party to any suit, action, administrative proceeding, or investigation which, if successful, would have a material, adverse effect on its operations, financial condition or business.

17.6. CONSTRUCTION:  This Agreement's terms and conditions were freely negotiated.  LICENSEE drafted the Agreement for the convenience of the parties only.  As such, the language shall be interpreted without regard to any rule, law or presumption requiring the language to be construed, interpreted or applied against LICENSEE.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have first caused this Agreement to be executed as of the Effective Date.

P.J. NOYES COMPANY, INC.
("LICENSOR")

By:	/s/ David Hill

Its:	President

Date:	October 4, 2010

SPAN-AMERICA MEDICAL SYSTEMS, INC.
(“LICENSEE”)

By:	James D. Ferguson

Its:	President / CEO

Date:	10/08/10

SCHEDULE 1	May 5, 2010

** [In the “Sales Price” column below, the prices have been redacted and confidential treatment has been requested]

SELAN
Skin Care Products

SELAN Protective Cream and Lotion
			**	(One Pallet)
Description	Code	Units/Case	Sales Price	Min. Order

Protective Cream – 4 oz. Tube	PJSPCO4012	12	[redacted]	300 cases

Protective Lotion – 8 oz Bottle	PJSPL08012	12	[redacted]	150 cases
(Minimum 10,000 bottles per run)

SELAN+ Zinc Oxide Barrier Cream and Lotion
				(One Pallet)
Description	Code	Units/Case	Sales Price	Min. Order

Barrier Cream – 8 ml. Packet	PJSZC08144	144	[redacted]	180 cases

Barrier Cream - 8 ml. Packet	PJSZC81000	1000	[redacted]	30 cases

Barrier Cream - 4 oz. Tube	PJSZC04012	12	[redacted]	300 cases

Barrier Cream – 16 oz. Jar	PJSZC16012	12	[redacted]	100 cases

Barrier Lotion – 8 oz. Bottle	PJSZL08012	12	[redacted]	150 cases
(Minimum 10,000 bottles per run)

SELAN+ Antifungal Cream
				(One Pallet)
Description	Code	Units/Case	Sales Price	Min. Order

Antifungal Cream – 2 oz Tube	PJSAF02012	12	[redacted]	300 cases

Antifungal Cream – 4 oz Tube	PJSAF04012	12	[redacted]	300 cases

P.J. Noyes Company, Inc.
89 Bridge Street
Lancaster, NH  03584
Phone:  (603) 788-4952
Fax:  (603) 788-3873